Exhibit 10.27
December 19, 2008
John M. Turner, Jr.
c/o Whitney Holding Corporation
228 St. Charles Avenue
New Orleans, LA 70130
Dear Mr. Turner,
          Whitney Holding Corporation (the “Company”) anticipates entering into a Securities Purchase Agreement (the “Participation Agreement”), with the United States Department of Treasury (“Treasury”) that provides for the Company’s participation in the Treasury’s TARP Capital Purchase Program (the “CPP”). If the Company does not participate or ceases at any time to participate in the CPP, this letter shall be of no further force and effect.
          For the Company to participate in the CPP and as a condition to the closing of the investment contemplated by the Participation Agreement, the Company is required to establish specified standards of incentive compensation for its Senior Executive Officers and to make any necessary changes to its compensation arrangements. The requirements of this Agreement shall apply to you only if and for so long as both (1) you are deemed to be a Senior Executive Officer of the Company, and (2) any debt or equity securities issued by the Company under the CPP are held by Treasury (the “CPP Covered Period”). To comply with these requirements, and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP, you agree as follows:
(1)	No Golden Parachute Payments. The Company is prohibiting any Golden Parachute Payment to you during any CPP Covered Period. To the extent any event occurs during the CPP Covered Period that would otherwise trigger a Golden Parachute Payment, you will be entitled to the lesser of (i) your rights under the Benefit Plans (as defined below) and (ii) the maximum amount allowed under Section 111(b)(2)(C) of EESA.

(2)	Recovery of Bonus and Incentive Compensation. Any bonus and incentive compensation paid to you during a CPP Covered Period is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

(3)	Compensation Program Amendments. Each of the Company’s compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements; collectively, “Benefit Plans”) with respect to you is hereby amended to the extent necessary to give effect to provisions (1) and (2).

In addition, the Company is required to review its Benefit Plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. To the extent any such review requires revisions to any Benefit Plan with respect to you, you and the Company agree to negotiate and effect such changes promptly and in good faith.

(4)	Definitions and Interpretation. This letter shall be interpreted as follows:
•	“Senior Executive Officer” is used with same meaning as in subsection 111(b)(3) of EESA.

•	“Golden Parachute Payment” is used with same meaning as in Section 111(b)(2)(C) of EESA.

•	“EESA” means the Emergency Economic Stabilization Act of 2008 as implemented by guidance or regulation issued by the Department of the Treasury and as published in the Federal Register on October 20, 2008, as in effect on the date hereof.

•	The term “Company” includes any entities treated as a single employer with the Company under 31 C.F.R. § 30.1(b) (as in effect on the effective date of the Participation Agreement). If you are also delivering a waiver pursuant to the Participation Agreement, and, as between the Company and you, the term “employer” in that waiver will be deemed to mean the Company as used in this letter.

•	The term “CPP Covered Period” shall be limited by, and interpreted in a manner consistent with, 31 C.F.R. § 30.11 (as in effect on the effective date of the Participation Agreement).

•	Provisions (1) and (2) of this letter are intended to, and will be interpreted, administered and construed to, comply with Section 111 of EESA (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter).
(5)	Miscellaneous. To the extent not subject to federal law, this letter will be governed by and construed in accordance with the laws of the State of Louisiana without regard to the provisions thereof that would apply the law of any other State. This letter may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile shall be deemed an original signature.
          The Company appreciates the concessions you are making and looks forward to your continued leadership during these financially turbulent times.

Very truly yours,

WHITNEY HOLDING CORPORATION

By: Name:	/s/ John C. Hope, III John C. Hope, III
Title:	Chairman of the Board of Directors and Chief Executive Officer
Intending to be legally bound, I agree
with and accept the foregoing terms.

/s/ John M. Turner, Jr. John M. Turner, Jr.